UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Mac-Gray Corporation

(Name of Registrant as Specified in Its Charter)

Fairview Capital

Fairview Capital Investment Management, LLC

Darlington Partners, L.P.

Andrew F. Mathieson

Scott W. Clark

Bruce C. Ginsberg

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 19 and 20, 2009, Darlington Partners, L.P. delivered to Mac-Gray Corporation (“Mac-Gray”) the “Notice of Nomination of Persons for Election as Directors” (the “Notice”). Such Notice states the intention of Darlington Partners, L.P. to seek to nominate Scott W. Clark and Bruce C. Ginsberg for election to the Board of Directors of Mac-Gray at Mac-Gray’s 2009 annual meeting of stockholders.

On February 20, 2009, Fairview Capital Investment Management, LLC issued a press release announcing Darlington Partners, L.P.’s delivery of the Notice to Mac-Gray and the nomination of Scott W. Clark and Bruce C. Ginsberg for election to the Board of Directors of Mac-Gray at Mac-Gray’s 2009 annual meeting of stockholders. A copy of such press release is attached hereto as Exhibit I and is incorporated herein by reference.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY DARLINGTON PARTNERS, L.P., FAIRVIEW CAPITAL, FAIRVIEW CAPITAL INVESTMENT MANAGEMENT, LLC, ANDREW F. MATHIESON, SCOTT W. CLARK, BRUCE C. GINSBERG AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A POTENTIAL PROXY SOLICITATION IS ATTACHED HERETO AS EXHIBIT II AND IS INCORPORATED HEREIN BY REFERENCE.

Exhibit I

FAIRVIEW CAPITAL TO SEEK REPRESENTATION ON MAC-GRAY’S BOARD

Greenbrae, CA – February 20, 2009 – Fairview Capital Investment Management, LLC (“Fairview”) today announced that Darlington Partners, L.P. (“Darlington”), an investment partnership it manages, gave notice to Mac-Gray Corporation (“Mac-Gray”) (NYSE: TUC) that Darlington intends to nominate two independent candidates for election to Mac-Gray’s Board of Directors at Mac-Gray’s 2009 Annual Meeting of Stockholders. Fairview beneficially owns 6.4% of Mac-Gray’s outstanding shares. Fairview’s nominees are Scott W. Clark and Bruce C. Ginsberg.

“Fairview has been a Mac-Gray shareholder for nearly five years,” said Scott Clark, Fairview portfolio manager. “We believe most of Mac-Gray’s financial metrics have shown little improvement during this time, despite more than $300 million spent on acquisitions that Management previously estimated would be accretive. The share price has underperformed the Russell 2000 and S&P 500 indices in each of the past three years, and now stands 57% below the closing price on the day of Mac-Gray’s IPO in 1997. We have concluded that Mac-Gray’s ‘growth’ strategy is not working, and we believe this is best addressed through shareholder representation on the Board of Directors.”

Clark continued: “We view our nomination of directors as a natural next step for our involvement with Mac-Gray. We believe Mac-Gray is an excellent business with a flawed capital allocation strategy. For several years, through conversations with Management and letters to the Board, we patiently tried to convince Mac-Gray to shift its strategy. Despite our advice, and in the face of poor financial performance and a sinking share price, we believe Management and the Board have been unresponsive.”

“We are confident our two nominees address the major deficiencies that we see in the composition of Mac-Gray’s Board,” Clark added. “Specifically, we believe the Board lacks members with significant experience or expertise in the financial analysis of acquisitions and capital investments. In addition, we believe most of the Board’s independent members own relatively few common shares and therefore are not properly aligned with shareholders.”

Andy Mathieson, Fairview’s founder and President said, “Scott Clark’s background as an investor and investment banker make him a perfect candidate to assist Mac-Gray with the financial analysis of future acquisitions and capital expenditures, and to compare those investments to alternatives such as share repurchases and dividends. Bruce Ginsberg is a Boston native with decades of experience running asset-intensive and logistics-oriented businesses that are analogous to Mac-Gray’s core laundry facilities management business. He is an ideal candidate to help improve the company’s operations and review its capital spending budgets.”

Nominees

Scott W. Clark (age 36): From 2002 to the present, Mr. Clark has been a Vice President, member and portfolio manager with Fairview Capital Investment Management, LLC, an SEC-registered independent investment advisor, and a managing partner and portfolio manager for Darlington Partners, L.P., a private investment partnership of which Fairview Capital Investment

Management, LLC is the general partner. Mr. Clark earned an undergraduate degree from Brown University and an MBA from Stanford University’s Graduate School of Business.

Bruce C. Ginsberg (age 50): From June 2006 to the present, Mr. Ginsberg has been President, Chief Executive Officer and a director of MooBella LLC, a company that has developed an innovative ice cream dispensing system for foodservice operations. From 2001 to June 2006, Mr. Ginsberg was President, Chief Operating Officer and a director of MooBella LLC. From 1999 to the present, Mr. Ginsberg has been the founder, President and sole shareholder of New England Ice Cream Corporation, a company that distributes nationally branded frozen desserts to retail, food service and machine vending accounts. Mr. Ginsberg earned his BS degree and MBA from Boston College.

About Fairview Capital Investment Management, LLC

Fairview is an SEC-registered independent investment advisor founded in 1995 and located in Greenbrae, CA. Key components of Fairview’s investment philosophy include a long-term focus, in-depth fundamental research, and constructive engagement with its portfolio companies.

Additional Information

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY DARLINGTON PARTNERS, L.P., FAIRVIEW CAPITAL, FAIRVIEW CAPITAL INVESTMENT MANAGEMENT, LLC, ANDREW F. MATHIESON, SCOTT W. CLARK, BRUCE C. GINSBERG AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

INFORMATION RELATING TO THE PARTICIPANTS IN THIS PROXY SOLICITATION IS CONTAINED IN SCHEDULE 14A FILED BY FAIRVIEW CAPITAL INVESTMENT MANAGEMENT, LLC AND CERTAIN OF ITS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 2009, WHICH DOCUMENT IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contacts

Scott Clark, 415-464-4640

Fairview Capital Investment Management, LLC

Alan Miller / Jennifer Shotwell / Scott Winter, 212-750-5833

Innisfree M&A Incorporated

Exhibit II

Participants

The participants in the potential solicitation of proxies (the “Participants”) from stockholders of Mac-Gray Corporation (“Mac-Gray” or the “Company”) may include the following: Fairview Capital, a California S corporation, Fairview Capital Investment Management, LLC, a California limited liability company (“FCIM LLC”), Darlington Partners, L.P., a Delaware limited partnership (“Darlington”), Andrew F. Mathieson, Scott W. Clark and Bruce C. Ginsberg.

The business address of Fairview Capital, FCIM LLC, Darlington, Mr. Mathieson and Mr. Clark is 300 Drakes Landing Road, Suite 250, Greenbrae, CA 94904. The business address of Mr. Ginsberg is MooBella, LLC, 555 Constitution Drive, Taunton, MA 02780-7365.

Fairview Capital is the manager of FCIM LLC and FCIM LLC is the general partner of Darlington. Mr. Mathieson is the sole shareholder and President of Fairview Capital and is the managing member of FCIM LLC. Mr. Clark is a Vice President, member and portfolio manager of FCIM LLC and a managing partner and portfolio manager of Darlington Partners, L.P.

As of February 19, 2009, FCIM LLC is deemed to indirectly beneficially own 851,346 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), representing approximately 6.4% of the Company’s outstanding Shares (based upon the 13,378,068 Shares stated to be outstanding as of November 7, 2008 by the Company in the Company’s Quarterly Report filed on Form 10-Q with the SEC for the quarter ended September 30, 2008), which includes 803,146 Shares owned of record and beneficially by Darlington, 41,000 shares beneficially owned by FCIM LLC in actively managed client accounts and 7,200 shares beneficially owned by FCIM LLC in non-managed employee accounts for which FCIM LLC does not receive management fees. Darlington is the owner of record of 100 Shares and is deemed to directly beneficially own an additional 803,046 Shares in street name. Each of Fairview Capital, Mr. Mathieson and Mr. Clark, by virtue of their respective relationships to FCIM LLC, are deemed to indirectly beneficially own the 851,346 Shares which FCIM LLC is deemed to beneficially own. Messrs. Mathieson and Clark disclaim beneficial ownership with respect to such Shares except to the extent of their respective pecuniary interests therein. Each of FCIM LLC, Fairview Capital, Mr. Mathieson and Mr. Clark has shared voting power and shared investment power with regard to the 851,346 Shares which FCIM LLC is deemed to beneficially own. Darlington has shared voting power and shared investment power with regard to the 803,146 Shares it owns of record and is deemed to own beneficially.

Mr. Ginsberg does not own, and has never owned, beneficially or of record, any shares of capital stock of the Company.

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